EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 8, 1998, relating to the combined financial statements of Tommy Armour Golf Company as of September 30, 1997 and 1996 and for the three years ended September 30, 1997, appearing on page F-23 of TearDrop Golf Company's Annual Report on Form 10-KSB for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
April 27, 1998